As filed with the Securities and Exchange Commission on October 3, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERIPRISE FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	13-3180631 (I.R.S. Employer Identification No.)

55 Amerprise Financial Center

Minneapolis, Minnesota

(Address of Principal Executive Offices)

55474

(Zip Code)

Ameriprise Financial Deferred Equity Program
for Independent Financial Advisors
(Full Title of the Plan)

John C. Junek, Esq.
Executive Vice President and General Counsel
55 Ameriprise Financial Center
Minneapolis, Minnesota 55474
(Name and Address of Agent for Service)

(612) 671-3131
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Arthur H. Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2920

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be	to be	Offering Price Per Share	Aggregate Offering	Registration
Registered	Registered (1)	(2)	Price (2)	Fee (2)

Ameriprise Financial
Common Stock,	2,500,000 shares	$36.10	$90,250,000	$10,622.43
par value $.01

(1)

Consists of common shares of Ameriprise Financial, Inc. (“Common Stock”) to be issued pursuant to the Ameriprise Financial Deferred Equity Program for Independent Financial Advisors (the “Plan”), together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 with respect to shares of Common Stock issuable pursuant to the Plan and based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on September 30, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

                            The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by Ameriprise Financial, Inc. (the “Registrant”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                            The following documents, heretofore filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

     (a)              The Registrant’s Registration Statement on Form 10, as amended, as filed with the Commission on August 19, 2005 (the “Form 10 Registration Statement”);

     (b)             All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10 Registration Statement; and

     (c)              The description of the Registrant’s Common Stock contained in the Registrant’s Form 10 Registration Statement, including any amendment or report filed for the purpose of updating such description.

                           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                            Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.             Description of Securities.

                              Not applicable.

Item 5.             Interests of Named Experts and Counsel.

                            As of September 30, John C. Junek, Esq., Executive Vice President and General Counsel of the Registrant, who has rendered the opinion attached hereto as Exhibit 5.1, beneficially owned approximately 5,434 shares of the Registrant’s Common Stock having a fair market value approximately $196,000. In addition, Mr. Junek holds options to purchase shares of the Registrant's Common Stock granted under the Ameriprise Financial 2005 Incentive Compensation Plan.

Item 6.             Indemnification of Directors and Officers.

                            Under Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding, civil or criminal, by reason of the fact that he or she is or was a director or officer of such corporation if such person acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation other than indemnification to the extent that a court shall determine such person is fairly and reasonably entitled to.

                            Article VI of the Registrant’s Amended and Restated Certificate of Incorporation provides, in general, that no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the GCL.

                            Article VI of the Registrant’s Amended and Restated Bylaws, provides, in general, for mandatory indemnification of directors and officers of the Registrant to the fullest extent permitted by the GCL. Notwithstanding the foregoing, in general, the Registrant shall not be obligated to indemnify a director or officer of the Registrant in respect of any proceeding instituted by such director or officer, unless such proceeding has been authorized by the board of directors of the Registrant.

                            The Registrant will also maintain a directors’ and officers’ insurance policy which would insure the officers and directors of the Registrant against any liability asserted against such person and incurred by such person or on such person’s behalf in their respective capacities as officers and directors of the Registrant, or arising out of such person’s status as an officer or director of the Registrant, whether or not the Registrant would have the power to indemnify any such officer or director against such liability under Article VI of the Registrant’s Amended and Restated Bylaws.

                             The Plan provides for indemnification of each member of the committee responsible for administering the Plan, and each of its designees to whom any duty of the committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the committee or any of its members or any such designee.

Item 7.             Exemption from Registration Claimed.

                               Not applicable.

Item 8.              Exhibits.

                            The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K).

Exhibit No.	Document

4.1	Ameriprise Financial Deferred Equity Program for Independent Financial Advisors

4.2	Amended and Restated Certificate of Incorporation of the Registrant

4.3	Amended and Restated Bylaws of the Registrant

5.1	Opinion of John C. Junek, Esq., Executive Vice President and General Counsel of the Registrant, regarding the validity of the securities being registered

23.1	Consent of Ernst & Young LLP, Independent Registered Accounting Firm

23.2	Consent of John C. Junek, Esq., Executive Vice President and General Counsel of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.             Undertakings.

          (a)             The undersigned Registrant hereby undertakes:

                          (1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                          (2)             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                            Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 3rd day of October, 2005.

AMERIPRISE FINANCIAL, INC.

/s/ John C. Junek

JOHN C. JUNEK
Executive Vice President and General Counsel

POWER OF ATTORNEY

                            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement constitutes and appoints James D. Cracchiolo and John C. Junek, and each of them, each with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments or post-effective amendments related to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                            Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated as of the 3rd day of October, 2005.

SIGNATURE	TITLE

Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer and Director)
/s/ James M. Cracchiolo

JAMES M. CRACCHIOLO

Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Walter S. Berman

WALTER S. BERMAN

/s/ David K. Stewart	Vice President and Controller (Chief Accounting Officer)

DAVID K. STEWART

/s/ Ira D. Hall	Director

IRA D. HALL

/s/ W. Walker Lewis	Director

W. WALKER LEWIS

/s/ Siri S. Marshall	Director

SIRI S. MARSHALL

/s/ Jeff Noddle	Director

JEFF NODDLE

/s/ Richard F. Powers III	Director

RICHARD F. POWERS III

/s/ H. Jay Sarles	Director

H. JAY SARLES

/s/ Robert F. Sharpe, Jr.	Director

ROBERT F. SHARPE, JR.

/s/ William H. Turner	Director

WILLIAM H. TURNER

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Ameriprise Financial Deferred Equity Program for Independent Financial Advisors	Filed herewith

4.2	Amended and Restated Certificate of Incorporation of the Registrant	Filed as Exhibit 4.2 to
the Registrant’s
Registration Statement on
Form S-8
with respect to the Ameriprise
Financial 2005 Incentive
Compensation Plan
filed on
October 3, 2005
and incorporated
herein by reference

4.3	Amended and Restated Bylaws of the Registrant	Filed as Exhibit 4.3 to
the Registrant’s
Registration Statement on
Form S-8
with respect to the Ameriprise
Financial 2005 Incentive
Compensation Plan
filed on
October 3, 2005
and incorporated
herein by reference

5.1	Opinion of John C. Junek, Esq., Executive Vice President and General Counsel of the Registrant, regarding the validity of securities being registered	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Registered Accounting Firm	Filed herewith

23.2	Consent of John C. Junek, Esq., Executive Vice President and General Counsel of the Registrant (included in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney (included on signature page)	Filed herewith